Exhibit 99.2

NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (Representing OSI)
Kathy Galante (Investors/Media)	Justin Jackson
Senior Director	212-213-0006
Kim Wittig (Media)
Director
631-962-2000
OSI Pharmaceuticals Announces Agreement to Divest Anti-Platelet Derived Growth Factor (PDGF) Program
- First Transaction in On-going Eye Business Divesture Process -
MELVILLE, NY — July 27, 2007 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that its subsidiary, (OSI) Eyetech, Inc., has entered into an agreement with Ophthotech Corporation to divest its anti-platelet derived growth factor (PDGF) aptamer program. Under the terms of the agreement, OSI will transfer to Ophthotech all rights in the PDGF aptamer program, including rights to its pre-clinical compound E10030, in exchange for an upfront cash payment, an equity interest in Ophthotech and potential future milestones and royalties. Financial terms of the agreement have not been disclosed.
In pre-clinical studies, E10030 demonstrated the potential to regress neovascularization when used in combination with a vascular endothelial growth factor (VEGF) inhibitor. Anti-VEGF agents alone have shown the ability to slow or halt, but do not regress choroidal neovascularization. OSI elected to suspend further research on this compound in connection with its decision to divest its eye disease business. The closing of the transaction is expected to occur in August.
“We are pleased to transfer the development of this highly promising agent to an Ophthotech team that has the commitment to move this program forward aggressively,” stated Colin Goddard, Ph.D., Chief Executive Officer of OSI Pharmaceuticals, Inc. “Having diligently explored our preferred option of divesting the entire eye business in one transaction we have switched to a strategy of divesting assets which, amongst other things, will have the advantage of allowing us to retain the Eyetech related Net Operating Losses. We now expect to conclude the divestiture of the Macugen related assets by the end of the year and anticipate only a modest impact on our prior cash flow guidance for these discontinued operations.”
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About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit <http://www.osip.com>.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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